Exhibit 5.1

Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

November 12, 2025

Smurfit Westrock plc

Smurfit Kappa Treasury Unlimited Company

Smurfit Westrock Financing Designated Activity Company

The additional registrants listed in Annex I hereto

Beech Hill, Clonskeagh

Dublin 4, D04 N2R2

Ireland

To the addressee referred to above:

We are acting as special United States counsel to (a) Smurfit Westrock plc (“Smurfit Westrock”), a public limited company incorporated under the laws of Ireland, (b) Smurfit Kappa Treasury Unlimited Company (“SKT”), a public unlimited company incorporated under the laws of Ireland, and a wholly-owned indirect subsidiary of Smurfit Westrock, (c) Smurfit Westrock Financing Designated Activity Company (“SWF” and, together with Smurfit Westrock and SKT, the “Issuers”), a designated activity company incorporated under the laws of Ireland, and a wholly-owned direct subsidiary of Smurfit Westrock, and (d) the additional registrants identified in Annex I attached hereto (the “Guarantors”), in connection with their registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of one or more series of (a) debt securities of Smurfit Westrock, SKT or SWF (the “Debt Securities”); (b) guarantees of the Debt Securities issued by the Issuers and the Guarantors (the “Guarantees”); (c) ordinary shares, par value $0.001 per share, of Smurfit Westrock (the “Ordinary Shares”); (d) preference shares, par value $0.001 per share, of Smurfit Westrock (the “Preference Shares”); (e) warrants to purchase Debt Securities (the “Debt Warrants”), Ordinary Shares (the “Ordinary Share Warrants”) and Preference Shares (the “Preference Share Warrants” and, together with the Debt Warrants and the Ordinary Share Warrants, the “Warrants”) of Smurfit Westrock; (f) purchase contracts issued by Smurfit Westrock (the “Purchase Contracts”); and (g) units consisting of any combination of the foregoing securities (the “Units” and, together with the Debt Securities, Guarantees, Ordinary Shares, Preference Shares, Warrants and Purchase Contracts, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

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For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities to be offered from time to time will have been duly authorized and established by proper action of the board of directors (or equivalent) of each of the Issuers and/or the Guarantors, as applicable, or a duly authorized committee of such board (or equivalent) of each of the Issuers and/or the Guarantors (“Board Actions”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Issuers’ and the Guarantors’ respective organizational documents and applicable Irish, Dutch, Delaware or Georgia corporate law, as applicable, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Issuers and the Guarantors, as applicable, or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement shall have become effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to an indenture for Debt Securities substantially in the form of such indenture filed as Exhibit 4.1 to the Registration Statement, with items shown in such exhibit as subject to completion completed in a satisfactory manner; (iv) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Warrants will be issued under one or more warrant agreements, each to be between Smurfit Westrock and a financial institution identified therein as a warrant agent; (vi) any Purchase Contracts will be issued under one or more purchase contract agreements; (vii) any Units will be issued under one or more unit agreements, each to be between Smurfit Westrock and a unit agent; (viii) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (ix) each of the Issuers and the Guarantors is and will remain duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; and (x) the Securities will not be issued in violation of any ownership limit contained in the Issuers’ or the Guarantors’ respective organizational documents.

To the extent that the obligations of the Issuers and the Guarantors with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities, under the warrant agreement for any Warrants, under the purchase contract agreement for any Purchase Contracts, and under the unit agreement for any Units, namely, the trustee, the warrant agent, the purchase contract agent, or the unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement, purchase contract agreement, or unit agreement, as applicable; that such indenture, warrant agreement, purchase contract agreement, or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, warrant agreement, purchase contract agreement, or unit agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement, purchase contract agreement, or unit agreement, as applicable.

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This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)            The Debt Securities (including any Debt Securities duly issued upon the exercise of the Debt Warrants), upon due execution and delivery of an indenture relating thereto on behalf of the applicable Issuer and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the applicable Issuer in accordance with the indenture and any officer’s certificate or supplemental indenture relating thereto, will constitute valid and binding obligations of the applicable Issuer.

(b)            The Guarantees, when the applicable Debt Securities are executed, authenticated, issued and delivered in the manner provided for in the applicable indenture, against payment therefor, will constitute valid and binding obligations of the applicable Guarantors and Issuers.

(c)            The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of Smurfit Westrock and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of Smurfit Westrock, will constitute valid and binding obligations of Smurfit Westrock.

(d)            The Purchase Contracts, upon due execution and delivery of a purchase contract agreement relating thereto on behalf of Smurfit Westrock and the purchase contract agent named therein, and upon due execution and delivery of the Purchase Contracts on behalf of Smurfit Westrock, will constitute valid and binding obligations of Smurfit Westrock.

(e)            The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of Smurfit Westrock, and upon due execution and delivery of one or more certificates bearing such terms on behalf of Smurfit Westrock, will constitute valid and binding obligations of Smurfit Westrock.

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The opinions expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Validity of Securities and Guarantees” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP

Annex I

Name of Guarantor	State or other jurisdiction of incorporation or organization
Smurfit International B.V.	Netherlands
Smurfit Kappa Acquisitions Unlimited Company	Ireland
Smurfit Kappa Group Limited	Ireland
Smurfit Kappa Investments Limited	Ireland
Smurfit Kappa Treasury Funding Designated Activity Company	Ireland
WestRock RKT, LLC	Georgia
Smurfit WestRock US Holdings Corporation	Delaware
WestRock Company	Delaware
WestRock MWV, LLC	Delaware
WRKCo Inc.	Delaware